EXHIBIT 99.1

Synutra Reports First Quarter Fiscal 2014 Financial Results

~ Formula Sales Recovery Demonstrates Effectiveness of Gold Mining Program ~
~ Exceeds 1Q14 Sales Forecast ~

Qingdao, China and Rockville, Md. – August 8, 2013 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the first quarter of fiscal 2014 ended June 30, 2013.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We are very pleased with our overall performance and the ongoing recovery of our core business this quarter, highlighted by our better than forecasted quarterly sales results and improved profitability during a seasonally slower period. We continued to strengthen the sales operation in our core branded powdered formula segment and also experienced significant results within our nutritional ingredients segment.  As our sales organization and outlet network continued to stabilize, we experienced year-over-year as well as sequential increases to both our shipment volume and average selling price.”

“We also experienced notable progress in our Nutritional Ingredients and Supplements segment, winning substantial orders that propelled us into the leading market share position of chondroitin sulfate materials in the world for the first time.  Our capacity utilization in this business segment increased to approximately 70% in the first quarter and is expected to increase further in the coming quarters.”

“The Chinese infant formula industry has experienced some major changes in recent months.  We are closely watching and evaluating any impact this may have on Synutra, while also capitalizing on opportunities that could come with the changes.  We will proactively communicate any risk factors we perceive with the investment market.  With our strong supply chain, our state-of-the-art production facility, our brand equity and our solid sales operation after the Gold Mining program, we remain confident in Synutra’s ability to be a leading player in the Chinese infant milk formula industry.” concluded Mr. Zhang.

Financial Results for the First Quarter of Fiscal 2014 versus the Fourth Quarter of Fiscal 2013

	Quarter Ended		QoQ Change
	June 30, 2013	March 31, 2013
(in USD 000's except per share and percentage data)
Net sales	82,205	72,856	9,349	13%

Cost of sales	46,124	44,583	1,541	3%
Gross profit	36,081	28,273	7,808	28%
Gross margin	43.9%	38.8%		510 bps

Selling and distribution expenses	14,771	11,704	3,067	26%
Advertising and promotion expenses	8,476	5,674	2,802	49%

	Quarter Ended		QoQ Change
	June 30, 2013	March 31, 2013

General and administrative expenses	6,452	8,234	(1,782)	-22%
Gain on disposal and liquidation of subsidiaries	367	1,015	(648)	-64%
Government subsidies	165	3,036	(2,871)	-95%
Total operating expenses	29,167	21,561	7,606	35%

Income from operations	6,914	6,712	202	3%
Operating margin	8.4%	9.2%		-80bps

Interest income, interest expense and other income (loss), net	(2,059)	(3,261)	1,202	-37%
Income tax expense	79	100	(21)	-21%
Net income attributable to the noncontrolling interest	1	84	(83)	-99%

Net income attributable to common stockholders	4,775	3,267	1,508	46%

Earnings per share – Basic	$0.08	$0.06	$0.02	46%

Net sales increased 13% to $82.2 million for the first quarter of fiscal 2014 from $72.9 million in the fourth quarter of fiscal 2013. Net sales from the Company’s branded powdered formula segment were $68.1 million, or 83% of net sales in the quarter, compared to $61.5 million, or 84% of net sales, in the previous quarter.  By volume, sales of powdered formula products were 5,744 tons in the first quarter, which increased from 5,661 tons in the previous quarter. Average selling price of powdered formula products improved to $11,852 per ton from $10,862 per ton in the previous quarter mainly due to less discounts and rebates to distributors.

Net sales from Nutritional ingredients and supplements, which is comprised of external sales of chondroitin sulfate to third parties, was $6.3 million, or 8% of net sales, in the first quarter of fiscal 2014, compared to $3.2 million, or 4% of net sales in the previous quarter.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $7.7 million, or 9% of net sales, in the first quarter of fiscal 2014, compared to $8.0 million, or 11% of net sales in the previous quarter. As explained in detail in the Company’s 10-K for fiscal year 2013, Synutra expects to continuously incur ancillary sales of raw milk / whey protein powder due to its production methods, and such sales may vary from quarter to quarter.

Gross profit was $36.1 million in the first quarter of fiscal 2014, compared to $28.3 million in the previous quarter. Gross margin in the first quarter of fiscal 2014 was 44% compared to 39% in the previous quarter. Powdered formula margin increased to 53% from 48% in the previous quarter. At 53%, the powdered formula segment margin reached the higher end of the

Company’s historical range, driven mainly by a higher average selling price.

Income from operations was $6.9 million, compared to income from operations of $6.7 million in the previous quarter.

Selling and distribution expenses were $14.8 million, compared with $11.7 million in the fourth quarter of fiscal 2013, reflecting reduced sales staff bonuses in the previous quarter as full year fiscal 2013 sales targets were not met.

Advertising and promotional expenses were $8.5 million, compared with $5.7 million in the previous quarter, reflecting increased expenses associated with the nation-wide promotional events organized in May 2013.

General and administrative expenses were $6.5 million, compared with $8.2 million in the previous quarter, reflecting less bad-debt expenses.

Fiscal 2014 first quarter income tax expense was $79 thousand compared to $100 thousand in the fourth quarter of fiscal 2013, which was mainly withholding income tax paid on intercompany services.  The Company fully provided valuation allowance for the deferred tax assets as of June 30, 2013 and March 31, 2013. The Company had released the valuation allowance on deferred tax assets of $1.2 million which was equal to the income tax expense generated from this quarter’s profit.

Net income attributable to common stockholders was $4.8 million in the first quarter of fiscal year 2014, or $0.08 per basic share, compared with a net income of $3.3 million, or $0.06 per basic share, in the previous quarter.

Balance Sheet
As of June 30, 2013, the Company had cash and cash equivalents of $80.9 million and restricted cash of $111.7 million, including the current and non-current portion.  Net account receivables decreased to $24.7 million on June 30, 2013 from $30.2 million on March 31, 2013 while the Company’s sequential inventory position decreased 9% to $79.9 million from $87.7 million.  Total debt was $317.6 million, including $207.2 million of short-term debt, as compared to $312.3 million as of March 31, 2013, which included $210.1 million of short-term debt.

Conference Call Details
The Company will hold a conference call on Friday, August 9, 2013 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
United State Toll:	+1 (845) 675-0438
International Toll:	+ 65 6723-9385
China Toll Free:	400-120-0654
Conference ID:	20101746

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of June 30, 2013, this network comprised over 670 independent distributors and over 710 independent sub-distributors who sell Synutra products in approximately 27,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	June 30, 2013	March 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$80,934	$79,050
Restricted cash	63,108	68,410
Accounts receivable, net of allowance	24,651	30,183
Inventories	79,894	87,707
Due from related parties	3,020	2,696
Income tax receivable	6	5
Prepaid expenses and other current assets	22,520	18,404
Total current assets	274,133	286,455

Property, plant and equipment, net	129,934	130,121
Land use rights, net	10,923	10,829
Intangible assets, net	4,123	4,135
Restricted cash	48,557	39,883
Due from related parties	2,908	2,981
Other assets	2,938	1,740
TOTAL ASSETS	$473,516	$476,144

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$116,400	$127,449
Long-term debt due within one year	90,823	82,663
Accounts payable	48,455	48,717
Due to related parties	1,629	1,862
Advances from customers	9,878	12,982
Other current liabilities	42,858	52,788
Total current liabilities	310,043	326,461

Long-term debt	110,414	102,164
Deferred revenue	4,371	4,402
Capital lease obligations	7,938	7,848
Other long-term liabilities	6,215	6,062
Total liabilities	438,981	446,937

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at June 30, 2013 and March 31, 2013, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(130,733)	(135,508)
Accumulated other comprehensive income	29,380	28,828
Total Synutra common shareholders’ equity	34,093	28,766

Noncontrolling interest	442	441
Total equity	34,535	29,207
TOTAL LIABILITIES AND EQUITY	$473,516	$476,144

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data

	Three Months Ended June 30,
	2013	2012

Net sales	$82,205	$53,586
Cost of sales	46,124	36,285
Gross profit	36,081	17,301
Selling and distribution expenses	14,771	13,117
Advertising and promotion expenses	8,476	6,804
General and administrative expenses	6,452	7,857
Gain on disposal and liquidation of subsidiaries	367	420
Government subsidy	165	885
Income (loss) from operations	6,914	(9,172)
Interest expense	3,887	3,556
Interest income	1,087	487
Other income (expense), net	741	(438)
Income (loss) before income tax expense (benefit)	4,855	(12,679)
Income tax expense (benefit)	79	(2,903)
Net income (loss)	4,776	(9,776)
Net income (loss) attributable to the noncontrolling interest	1	(77)
Net income (loss) attributable to common stockholders	$4,775	$(9,699)
Earnings (loss) per share - basic	$0.08	$(0.17)
Weighted average common stock outstanding - basic	57,301	57,301